MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement") is dated for reference the 29th day of April, 2008.

BETWEEN
Dana Resources Pushinska 20-3 Kiev, Ukraine	(the "Company")

AND
Len De Melt 810 Malecon Cisneros Miraflores, Lima 18, Peru	(the "Executive")

WHEREAS:

A.	The Company is engaged in the acquisition of mining rights and the exploration of mining properties; and

B.	The Company and the Executive have agreed to enter into a management agreement for their mutual benefit.

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.   Duties

1.1
The Company hereby appoints the Executive to undertake the duties and exercise the powers of President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer of the Company, and the Executive hereby accepts such offices on the terms and conditions set forth in this Agreement.

2.   Term and Termination

2.1	The Executive’s appointment shall commence effective April 29, 2008.

2.2	Either the Company or the Executive May terminate this Agreement at any time and for any reason by providing thirty (30) days written notice to the other party.

3.   Compensation

3.1	The Executive shall receive US$5,000 per month as compensation for his services, payable at the end of each month, commencing in May, 2008.

4.  Authority

4.1
The Executive shall have, subject to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company), including the power and authority to enter into contracts, engagements or commitments of any nature or kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided always that no contract shall be made which might involve the Company in an expenditure exceeding ten thousand dollars (US$10,000) without the approval of the Board of Directors.

4.2	The Executive shall conform to all lawful instructions and directions given to him by the Board of Directors of the Company, and obey and carry out the Bylaws of the Company.

5.  Non-Solicitation

5.1           The Executive agrees that:

(a)	during the term of this Agreement he will not hire or take away or cause to be hired or taken away any employee of the Company; and

(b)
for a period of twelve (12) months following the termination of this Agreement, the Executive will not hire or take away or cause to be hired or taken away any employee who was in the employ of the Company during the twelve (12) months preceding such termination.

6.  Confidential Information

6.1
The Executive acknowledges that as the President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and in any other position the Executive may hold, he will acquire information about certain matters and things which are confidential to the Company (the “Confidential Information”).  Such Confidential Information is the exclusive property of the Company, and includes, but is not limited to:

(a)	the names and locations of certain mining properties;

(b)	trade secrets; and

(c)
information concerning the business operations or financing of the Company, including information furnished either to the Company or by the Company to its agents, representatives (including lawyers, accountants and financial advisors) or employees which contains or reflects information which is either non-public, confidential or proprietary in nature.

6.2
The Executive acknowledges that disclosure of the Confidential Information may cause significant damage and harm to the Company.  Accordingly, the Executive undertakes not to disclose the Confidential Information to any third party either during the term of this Agreement (except as may be necessary in furtherance of the Executive’s duties under this Agreement), or following the termination of this Agreement without the written permission of the Board of Directors of the Company.

7.  Company’s Property

7.1
The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, upon termination of this Agreement.  The Executive hereby assigns any and all copyright to the Company on all literary and other artistic works created for the benefit of the Company towards which the Executive contributes, and the Executive hereby waives any and all moral rights that May be associated with such works.

8.  Assignment of Rights

8.1	The rights which accrue to the Company under this Agreement shall pass to its successors or assigns. The rights of the Executive under this Agreement are not assignable or transferable in any manner.

9.  Notices

9.1
Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if sent by registered mail to the Executive’s address last known to the Company, or if delivered to the Executive via facsimile.

9.2
Any notice required or permitted to be given to the Company shall be sufficiently given if sent by registered mail to the Company’s head office at its address last known to the Executive, or if delivered to the Company via facsimile.

10. Severability

10.1
In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

11.	Modification

11.1	This Agreement may not be modified unless in writing and signed by the parties hereto.

12	Counterparts

12.1	This Agreement may be signed in counterparts, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

13.	Entire Agreement

13.1
This Agreement constitutes the entire agreement between the parties and there are no additional representations, warranties, covenants or agreements, express or implied, other than as expressly set forth herein.

14.  Countersignatures

14.1
This Agreement May be signed in counterparts, each of which so signed shall be deemed to be an original (and each signed copy sent by electronic facsimile transmission shall be deemed to be an original), and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution, shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written.

Dana Resources

/s/Yuri Semenov
Yuri Semenov
Authorized Signatory

Executive

/s/Len De Melt
Len De Melt